HAM,	11550 Fuqua, Suite 475
LANGSTON &	Houston, TX 77034
BREZINA, L.L.P.	Bus. 281/ 481-1040
Fax: 281/ 481-8485

Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, Texas 77084

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

As the Registrant's independent public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Registrant's ability to continue as going concern, dated March 30, 2006 relating to the financial statements of Positron Corporation as of and for the year ended December 31, 2005and to the reference to our Firm under the heading "Interests of Named Experts and Counsel" appearing in this Registration Statement on Form SB-2.

/s/ Ham, Langston & Brezina, L.L.P.

August 28, 2007
Houston, Texas